Exhibit 5.1

22 May 2013	Our Ref: AH/DW/H08144

GDC Technology Limited

Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue, George Town

Grand Cayman KY1-9005

Cayman Islands

Dear Sirs

GDC TECHNOLOGY LIMITED

We have acted as Cayman Islands legal advisers to GDC Technology Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended, relating to the offering by the Company and the sale by certain selling shareholders (the “Selling Shareholders”) of American Depositary Shares representing the Company’s Ordinary Shares of a par value of US$0.0001 each (the “Ordinary Shares”).  We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.  We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and

WALKERS

subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.             The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.

2.             The authorised share capital of the Company is currently US$100,000.00 divided into 1,000,000,000 Ordinary Shares of par value US$0.0001 each, and from the time the Amended and Restated M&A (defined in Schedule 1) become effective, will be US$100,000.00 divided into 1,000,000,000 Shares of par value US$0.0001 each.

3.             The issue and allotment of the Ordinary Shares pursuant to the Registration Statement has been duly authorized. When allotted, issued and fully paid for as contemplated in the Registration Statement and when appropriate entries have been made in the Register of Members of the Company, the Ordinary Shares will be validly issued, allotted and fully paid, and there will be no further obligation on the holder of any of the Ordinary Shares to make any further payment to the Company in respect of such Ordinary Shares.

4.             The Ordinary Shares to be sold by the Selling Shareholders have been legally and validly issued, are fully paid and there is and will be no further obligation on the Selling Shareholders, or any holders thereof to make any further payment to the Company in respect of such Ordinary Shares.

5.             The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities”, “Taxation”, “Legal Matters” and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/S/ WALKERS

WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.             The Certificate of Incorporation dated 11 April 2013, the Memorandum and Articles of Association as registered on 11 April 2013, the Amended and Restated Memorandum and Articles of Association as adopted on 10 May 2013 and a draft of the Amended and Restated Memorandum and Articles of Association to be effective conditional and immediately prior to the completion of the initial public offering of the Company’s American Depositary Shares representing its Ordinary Shares (the “Amended and Restated M&A”), the Register of Members and the Register of Directors, copies of which have been provided to us by its registered office in the Cayman Islands (together the “Company Records”).

2.             A Certificate of Good Standing dated 21 May 2013 in respect of the Company issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

3.             A copy of the executed written resolutions of the Board of Directors of the Company dated 22 May 2013, and a copy of executed written resolutions of the sole shareholder of the Company dated 10 May 2013 (the “Resolutions”).

4.             A certificate from a director of the Company dated 22 May 2013, a copy of which is attached hereto (the “Director’s Certificate)”.

5.             The Registration Statement.

SCHEDULE 2

ASSUMPTIONS

1.             The originals of all documents examined in connection with this opinion are authentic.  All documents purporting to be sealed have been so sealed.  All copies are complete and conform to their originals.

2.             The Company Records are complete and accurate and constitute a complete and accurate record of the business transacted and resolutions adopted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

3.             The Amended and Restated M&A will be duly adopted in materially the same form as that provided to us and will not be altered in any material way which affects this opinion.

4.             The Director’s Certificate is true and correct as of the date hereof.

SCHEDULE 3

QUALIFICATIONS

1.             Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing.  The term “good standing” as used herein means that the Company is not currently in breach of its obligations to file the annual return, and pay the annual filing fees, due for the current calendar year, and having regard to any grace periods permitted under the Companies Law.